Exhibit 99.1
DETACH PROXY CARD HERE Mark, Sign, Date and Return Votes must be indicated The Proxy Card Promptly (X) in Black or Blue ink. Using the Enclosed Envelope. The ArcelorMittal Board of Directors unanimously recommends that you vote “FOR” the decision to merge ArcelorMittal into Arcelor as contemplated by the merger proposal and the explanatory memorandum. FOR AGAINST ABSTAIN 1. Approval of the merger whereby ArcelorMittal shall merge into Arcelor by way of absorption by Arcelor of ArcelorMittal and whithout the liquidation of ArcelorMittal (the “Merger”) as contemplated by (i) the merger proposal as filed, together with the applicable documents, with the Luxembourg Register of Trade and Companies (“RSCL”) and as published in the Mémorial C, Recueil des Sociétés et Associations (the “Mémorial”) and (ii) explanatory memorandum to the aforementioned merger proposal. ? ? ? 2 Transfer of all assets and liabilities of ArcelorMittal to Arcelor. ? ? ? 3. Dissolution without liquidation of ArcelorMittal. ? ? ? 4. Discharge of the directors and the auditor of ArcelorMittal and determination of the place where the books and records of ArcelorMittal will be kept for a period of five years. ? ? ? 5. Effectiveness of the Merger. ? ? ? The Voting Instruction must be signed by the person in whose name the relevant shares are registered on the books of the New York Share Agent. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or ___ Attorney. Signature Date Signature Date —— —— —

ArcelorMittal
Proxy Appointment and Voting Instruction Card
(Must be received prior to 5:00 PM (New York City Time) on October 30, 2007)
The undersigned, registered holder of ___Shares of New York Registry, EUR 0.01 par value each, of ArcelorMittal, hereby appoints The Bank of New York, through its agents and with full power of substitution and resubstitution, or ___, as a proxy of the undersigned to attend and address the Extraordinary General Meeting of Shareholders of ArcelorMittal to be held at 19, avenue de la Liberté, L-2930, Luxembourg on November 5, 2007 at 10.30 a.m. and in general, to exercise all rights the undersigned could exercise in respect of such Shares if personally present thereat upon all matters which may properly come before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted the Shares of ArcelorMittal of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on October 30, 2007 at such Meeting in respect of the resolutions specified on the reverse side hereof.
NOTES:
1.	Please direct your proxy how it is to vote by placing an X in the appropriate box opposite the resolutions specified on the reverse side hereof. If you do not fill in the blank provided above, then you will have appointed The Bank of New York, as Registrar, as your proxy.

2.	If this proxy card is signed and returned to The Bank of New York but no instructions are indicated The Bank of New York or its substitute(s) will vote “FOR” the resolutions on the reverse side hereof.
ArcelorMittal P.O. BOX 11259 NEW YORK, N.Y. 10203-0259
Please complete and date this proxy on the reverse side and return it promptly in the accompanying envelope.